Exhibit 10.11

Reimbursement of Services Agreement

This Reimbursement of Services Agreement (the “Agreement”) is made effective as of October 1, 2012 by and between Richmont Holdings, Inc. a Texas corporation (“Richmont”) and Computer Vision Systems Laboratories Corp. a Florida corporation (“CVSL”).

RECITALS

Whereas, CVSL is a fully-reporting SEC registrant controlled by John P. Rochon that has announced a strategy of acquiring companies in the direct selling industry; and

Whereas, CVSL has yet to establish an infrastructure of personnel and resources necessary to identify, analyze, negotiate and conduct due diligence on such acquisition candidates; and

Whereas, CVSL has an immediate and continuing need for such acquisition opportunities and advice and assistance in areas related to identification, analysis, financing, due diligence, negotiations and other strategic planning, accounting, tax and legal matters associated with such potential acquisitions; and

Whereas, Richmont has already been pursuing a strategy of acquisitions in the direct selling industry and has incurred significant costs in identifying, analyzing, performing due diligence, structuring and negotiating potential transactions; and

Whereas, Richmont has experience in the above areas and CVSL wishes to draw upon such experience to obtain a variety of useful and beneficial services from Richmont, its affiliates and third parties; and

Whereas, Richmont is willing to transfer the opportunities it has previously pursued to CVSL and continue to render ongoing services to CVSL; and

Whereas, CVSL desires to pursue the existing opportunities and use such services;

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      CVSL hereby engages Richmont to render acquisition identification, analysis, negotiation, planning, strategy, financing, accounting, tax and legal matters (collectively the “Services”) throughout the term of this Agreement, and Richmont agrees to perform the Services in the interest of CVSL during the term of this Agreement, subject to the terms and conditions stated herein. The Services shall be performed on a continuing basis without any further specific request.

2.                                      CVSL may also request Richmont to render additional special services and Richmont undertakes to comply with such requests to the extent that it has the time, resources, manpower and expertise to do so.

3.                                      As part of this Agreement, Richmont agrees to transfer  to and provide CVSL all its previously prepared work product created in the identification, analysis, negotiation, planning, strategy, financing, accounting, tax and legal aspects of certain acquisition targets in the direct selling industry (the “Targets”).  CVSL, as consideration for the immediate opportunity to pursue such Targets, agrees to reimburse Richmont for due diligence, financial analysis, legal, travel and other costs Richmont incurred related to the investigation of, transaction structuring of and overall pursuit of the Targets.

4.                                      In consideration of the rendering of the Services by Richmont, CVSL agrees to pay to Richmont, without demand, a reimbursement fee (the “Reimbursement Fee”) due on or before the last business day of each month equal to One Hundred Fifty Thousand and no/100 dollars ($150,000.00) for the first six months of the Agreement and One Hundred Sixty Thousand and no/100 dollars ($160,000.00) thereafter, or such other amount as may be agreed to from time to time.  The parties acknowledge and agree that the

Reimbursement Fee represents reasonable compensation to reimburse Richmont and its affiliates for Richmont’s ongoing costs incurred in the provision of the Services.

5.                                      All payments made pursuant to this Agreement shall be paid to Richmont in United States Dollars and deposited to such bank account in the United States as Richmont shall designate.

6.                                      Under this Agreement the liability of Richmont for a material breach of the terms of this Agreement shall be limited to cases in which CVSL establishes gross negligence or wrongful intent on the part of Richmont or of any of its agents or employees, provided however, that in no event shall Richmont be held liable for any consequential damages or for any loss of profits suffered by CVSL or by any third party, and provided further that the amount of damages claimed in respect of all breaches that may occur during one calendar year in regard to CVSL shall not exceed the amount of the Reimbursement Fee which CVSL owes to Richmont for the year during which the breach occurred.

7.                                      Richmont’s liability for torts committed by Richmont or by its agents or employees shall be limited to cases where CVSL is able to establish that Richmont or one or more of its agents or employees have acted with wrongful intent or gross negligence. Richmont’s liability for torts committed by outside parties which have not entered into a service agreement with Richmont and which Richmont has engaged to help to render the Services shall be limited to that amount of damages that Richmont actually recovers from the outside party.

8.                                      This Agreement shall remain in effect for a term of one (1) year unless terminated earlier according to the provisions set out below.  The parties may agree to mutually extend this Agreement in writing.

9.                                      Either party may terminate this Agreement for cause for breaches of any material term of this Agreement that remain uncured ninety (90) days after the receipt of written notice from the non-breaching party.

10.                               The parties may meet to review and modify this Agreement periodically as to the reasonableness of its terms and the service levels and economic expectations of the parties.  If at any time the parties discover that this Agreement does not provide for a fair balance between the interests of both parties, particularly if the responsibilities between the parties are modified considerably, this Agreement shall be adapted to this change of circumstance. The parties to this Agreement shall then agree upon such amendments as are required to reflect the change of circumstances.

11.                               This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas.

12.                               All notices, requests, demands and other communications (collectively “Communications”) under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below; (iii) on the business day after delivery to an overnight courier service or the express mail service maintained by the United States Postal Service, provided receipt of delivery is confirmed; or (iv) on the fifth (5th) day after mailing, provided receipt of delivery is confirmed, if mailed to the party to whom notice is to be given, by first class mail, registered or certified postage prepaid, properly addressed and return receipt requested, to the other party

13.                               In the event that any term or condition of this Agreement shall be declared invalid, this Agreement shall be construed as if the same had not been inserted and the remaining provisions will remain in full force and effect.

14.                               This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes constitute one agreement binding on all parties hereto.

15.                               The headings and section numbers used herein are for the purpose of convenience only and are not to be used in construing the meaning or intent of this Agreement.

16.                               Failure by either party to this Agreement at any time or from time to time to enforce any of the provisions hereof shall not be construed to be a waiver of such provision or of such party’s right to thereafter enforce each and every provision hereof.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date first written above.

Richmont Holdings, Inc.

By:	/s/ Kelly L. Kittrell
Name: Kelly L. Kittrell
Title: Treasurer

Computer Vision Systems Laboratories Corp.

By:	/s/ John P. Rochon
Name: John P. Rochon
Title: Chairman and Chief Executive Officer